EXHIBIT 99.3

BALLOT FOR SPECIAL MEETING
OHIO HERITAGE BANCORP, INC.
August 14, 2014
The undersigned hereby vote(s) the common shares of Ohio Heritage Bancorp, Inc. owned by the undersigned as follows in connection with the Special Meeting of Ohio Heritage Bancorp, Inc.:

1.
Proposal #1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”) by and among Ohio Heritage Bancorp, Inc. and Peoples Bancorp Inc. dated as of April 4, 2014, and approve the transactions contemplated by the Merger Agreement, specifically including the merger of Ohio Heritage Bancorp, Inc. with and into Peoples Bancorp Inc. and the subsequent merger of Ohio Heritage Bank with and into Peoples Bank, N.A. (collectively, the “Merger”).

☐ For            ☐ Against         ☐ Abstain

2.
Proposal #2. To grant discretionary authority to adjourn the special meeting on one or more occasions, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or any adjournment or postponement of that meeting, to approve the Merger and the Merger Agreement.

☐ For            ☐ Against         ☐ Abstain

The Board of Directors recommends a vote “FOR” both proposals

Dated: August 14, 2014                ___________________________________
Signature of Shareholder

___________________________________            ___________________________________
Printed Name(s) of Shareholder(s)            Signature of Joint Shareholder, if any

No. of Shares Owned:    _____________

(Note: When signing as Attorney, Executor, Administrator, Trustee, or Guardian, please provide full title. If more than one Trustee, all should sign. All joint owners should sign. If a corporation, please write the name of the corporation and have evidence of authority to vote the shares.)